Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (File No. 333-174398) and related Prospectus of API Technologies Corp. for the registration of 18,131,770 shares of its common stock and to the incorporation by reference therein of our reports dated February 10, 2011, with respect to the consolidated financial statements and schedule of Spectrum Control, Inc. and the effectiveness of internal control over financial reporting of Spectrum Control, Inc., which are included in the Current Report on Form 8-K/A of API Technologies Corp. filed with the SEC on July 8, 2011.

/s/ Ernst & Young, LLP
Ernst & Young, LLP

Pittsburgh, Pennsylvania

September 2, 2011